EXHIBIT 3.1

11:52:52 a.m. 06-02-2025 | 3 | 19495406578
To: NV SOS Page: 03 of 16 2025-06-02 18:53:03 GMT 19495406578 From: Lawrence Horwit

**FRANCISCO V. AGUILAR**
**Secretary of State**
**401 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Certificate, Amendment or Withdrawal of Designation

**NRS 78.1955, 78.1955(6)**

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

| | |
|---|---|
| **1. Entity information:** | Name of entity: KNOW LABS, INC.<br>Entity or Nevada Business Identification Number (NVID): NV19981350302 |
| **2. Effective date and time:** | For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time:<br>(must not be later than 90 days after the certificate is filed) |
| **3. Class or series of stock:** (Certificate of Designation only) | The class or series of stock being designated within this filing:<br>SERIES H CONVERTIBLE PREFERRED STOCK |
| **4. Information for amendment of class or series of stock:** | The original class or series of stock being amended within this filing:<br>PREFERRED STOCK |
| **5. Amendment of class or series of stock:** | ☐ Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued.<br>☐ Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| **6. Resolution:** Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*<br>A series of Preferred Stock is hereby designated as the Corporation's Series H Preferred Stock, par value of $0.001 per share (the "Series H Preferred Stock"), the number of shares of which are so designated is 30,000 shares of Series H Preferred Stock; See Certificate of Designation attached for Series H Convertible Preferred Stock. |
| **7. Withdrawal:** | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| **8. Signature:** (Required) | X Peter J Conley<br>Signature of Officer Date: 06/02/2025 |

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

CERTIFICATE OF DESIGNATION

OF THE

SERIES H CONVERTIBLE PREFERRED STOCK

OF

KNOW LABS, INC.

The Board of Directors (the “Board”) of Know Labs, Inc., a Nevada corporation (the “Corporation”), acting pursuant to and in accordance with the provisions of Nevada Revised Statutes (“NRS”) 78.195 and 78.1955 and the Corporation’s articles of incorporation, as amended to date (the “Articles of Incorporation”), have duly authorized and approved this Certificate of Designation of the Series H Convertible Preferred Stock, as adopted by the Board on May 30, 2025.

The Articles of Incorporation authorize a total of 5,000,000 shares of the Corporation’s preferred stock, par value $0.001 per share, of which this Certificate of Designation of the Series H Convertible Preferred Stock of the Corporation (this “Certification of Designation”), hereby designates 30,000 such shares as “Series H Convertible Preferred Stock” (the “Series H Preferred Stock”).

The Series H Preferred Stock shall have the voting powers, designations, preferences, limitations, restrictions and relative rights as indicated above and as set forth below:

1. Certain Definitions.

As used in this Certificate of Designation, the following terms shall have the respective meanings set forth below:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Approved Stock Plan” means any employee benefit plan, equity incentive plan or other issuance, employment agreement or option grant or similar agreement which has been approved by the Board, pursuant to which the Corporation’s securities may be issued to any employee, consultant, officer or director for services provided to the Corporation.

“Bloomberg” means Bloomberg Financial Markets.

2

“Business Day” means any day, other than a Saturday or Sunday or other day, on which banks in the City of New York are authorized or required by law or executive order to remain closed.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation, including the stock into which the Series H Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Conversion Price” means $0.335 (which reflects any and all adjustments applicable to the Series H Preferred Stock required prior to the Effective Time), subject to further adjustment as provided herein.

“Conversion Shares” means the shares of Common Stock into which the Series H Preferred Stock is convertible.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Effective Time” means the time at which this Certificate of Designation of the Series H Preferred Stock becomes effective under the NRS.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excepted Issuance” means: (i) Corporation’s issuance of Common Stock in full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (ii) the Corporation’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to an Approved Stock plan at or above Fair Market Value, and (iii) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding as of the first Issuance Date of any Series H Preferred Stock and pursuant to terms and conditions that have not been amended since such Issuance Date.

“Fair Market Value” means of Common Stock or Options to purchase Common Stock on any given date means the fair market value of such Common Stock or Options to purchase Common Stock as determined in good faith by the committee which serves as administrator of the Corporation’s Approved Stock Plan, or in the absence of such committee, the Board of Directors, based on the reasonable application of a reasonable valuation method that is consistent with Section 409A of the Code. If the Common Stock is admitted to trade on a national securities exchange or quotation system such as the Over-the-Counter Market Place, the determination shall be made by reference to the closing price reported on such exchange or quotation system. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

“Holder” means a holder of the Series H Preferred Stock.

3

“NRS” means the Nevada Revised Statutes, as amended.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means the NYSE American.

“Redemption Date” means September 30, 2025.

“Required Holders” means, as of any date, the holders of at least a majority of the Series H Preferred Stock outstanding as of such date.

“Senior Securities” means any securities of the Corporation which are explicitly senior or pari passu to the Series H Preferred Stock in dividend rights or liquidation preference.

“Series H Stated Value” means $70.00 (which reflects any and all adjustments applicable to the Series H Preferred Stock required prior to the Effective Time).

“Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter marketplace for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets LLC. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holder. If the Corporation and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved by an independent nationally recognized accounting firm chosen by mutual agreement of the parties. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

4

2. Dividends. Commencing on the date of the issuance of any such shares of Series H Preferred Stock (each respectively an “Issuance Date”), each outstanding share of Series H Preferred Stock will accrue cumulative dividends (“Dividends”), at a rate equal to 8.0% per annum, subject to adjustment as provided in this Certificate of Designation (“Dividend Rate”), of the Series H Stated Value. Dividends, whether accrued, declared or payable, will be payable with respect to any shares of Series H Preferred Stock, at the election of the Holder, either (i) via wire transfer or other payment of immediately available funds, or (ii) in the form of additional shares of Series H Preferred Stock (“PIK Dividend Shares”), with the number of PIK Dividend Shares due being equal to the accrued Dividends divided by the Series H Stated Value, with any otherwise resulting fractional PIK Dividend Share being rounded up to the nearest whole PIK Dividend Share, and shall not in any circumstances be accrued or payable in cash. Dividends will be payable upon any of the following: (a) upon conversion of such shares in accordance with Section 4 and (b) when, as and if otherwise declared by the Board, and no PIK Dividend Shares shall be issued before such Dividends become payable (and, for avoidance of doubt, in no event will any Dividends accrue or accumulate on any PIK Dividend Shares until they have been issued). In the event that the Corporation shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or any other class or series of capital stock of the Corporation, the Corporation shall, at the same time, pay to each holder of Series H Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series H Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends, but subject to the limitations set forth in Section 4(f).

3. Liquidation; Ranking. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation and the payment of any liquidation preference owed to the holders of Senior Securities, the Series H Preferred Stock shall rank junior to the Corporation’s Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, and shall rank senior to the Common Stock and any series of Preferred Stock created after the first Issuance Date of any Series H Preferred Stock (unless specifically stated otherwise in such other Preferred Stock in dividend rights and liquidation preference, in the net assets of the Corporation). Neither the consolidation nor merger of the Corporation into or with any other entity or entities nor the consolidation or merger of any entity or entities into the Corporation shall be deemed to be a liquidation within the meaning of this Section 3, but the sale, lease, or conveyance of all or substantially all the Corporation’s assets shall be deemed a liquidation within the meaning of this Section 3.

5

4. Conversion.

(a) Voluntary Conversion. Subject to the terms and conditions of this Section 4, the Holder of any shares of Series H Preferred Stock shall have the right, at its option at any time following the Redemption Date, to convert any such shares of Series H Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series H Preferred Stock (including PIK Dividend Shares) so to be converted by the Series H Stated Value and dividing the result by the Conversion Price then in effect. Each holder of Series H Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice to the Corporation, by mail, fax, or electronic mail to the Corporation’s then principal office, of a written notice of conversion (“Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series H Preferred Stock to be converted and the date on which such conversion is to be affected, which date may not be prior to the date the Holder delivers by facsimile such Conversion Notice to the Corporation (the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice to the Corporation is deemed delivered hereunder. A Conversion Notice may, but need not, include shares of Series H Preferred Stock that have been accrued as PIK Dividend Shares to be covered by the Conversion Notice, and unless so specified for conversion shall be deemed not to include such accrued PIK Dividend Shares. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions, as the case may be, of shares of Series H Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series H Preferred Stock to the Corporation unless all of the shares of Series H Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Series H Preferred Stock promptly following the applicable Conversion Date. Shares of Series H Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) Authorized Share Effective Date. The Holder acknowledges that the Corporation will need to amend the Corporation’s Articles of Incorporation to increase the authorized number of shares of Common Stock that is sufficient to permit the conversion of all outstanding shares of Series H Preferred Stock (the first date on which the Corporation so increases the number of authorized shares of Common Stock and reserves a number of Common Stock for issuance upon conversion of the Series H Preferred Stock no less than the maximum number of Conversion Shares, the “Authorized Share Effective Date”). Notwithstanding anything to the contrary set forth herein, the Holder further acknowledges that no obligations upon the Corporation set forth herein, including but not limited to Section 4 and Section 8, shall be operative or binding upon it until the Authorized Effective Date.

(c) Conversion Mechanics and Delivery. Within three (3) Trading Days after the Conversion Date, the Corporation shall pay to the Holder in shares of Series H Preferred Stock any accrued and unpaid dividends on the shares of Series H Preferred Stock so converted and shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names (with address and tax identification number) as such Holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares, or fraction thereof, of Series H Preferred Stock (including any shares included as PIK Dividend Shares in accordance with Section 4(a)).

6

(d) Failure to Convert. If the Corporation shall fail for any reason or no reason to issue to a Holder of Series H Preferred Stock a certificate representing the Conversion Shares within three (3) Trading Days of the Conversion Date and register such shares of Common Stock on the Corporation’s share register or to credit the Holder’s balance account with the Depository Trust Corporation for such number of shares of Common Stock to which the Holder is entitled upon such conversion, and if on or after such Trading Day the Holder purchases, or another Person purchases on the Holder’s behalf or for the Holder’s account (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, within three (3) Business Days after the Holder’s written request and in the Holder’s discretion, (i) pay in cash to the Holder the amount, if any, by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the amount obtained by multiplying (x) the number of shares of Common Stock that the Corporation was required to deliver to the Holder in connection with the conversion at issue by (y) the price at which the sell order giving rise to such purchase obligation was executed or (ii) at the option of the Holder, either reissue (if surrendered) the shares or fraction of a share of Series H Preferred Stock equal to the number of shares or fraction of a share of Series H Preferred Stock submitted for conversion (in which case such conversion shall be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 4(c). The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss.

(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series H Preferred Stock into Common Stock. In the event a fractional share of Common Stock would be issued on conversion, the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.

(f) Issue Limitation. Unless the Corporation obtains the approval of its stockholders for issuances of Common Stock in excess of such amount, the Corporation shall not effect a conversion of the Series H Preferred Stock, and the Holder of any shares of Series H Preferred Stock shall not have the right to voluntarily convert any portion of the Series H Preferred Stock, to the extent that, after giving effect to a conversion set forth on the applicable Notice of Conversion , such Person (together with such Person’s Affiliates) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon the conversion of the shares of Series H Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted shares of Series H Preferred Stock beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Corporation shall within two (2) Business Days confirm to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series H Preferred Stock, by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the Series H Preferred Stock.

7

5. Adjustment of Conversion Price. The Conversion Price and the number of Conversion Shares shall be adjusted from time to time as follows:

(a) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series H Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series H Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series H Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this paragraph 5(a) shall become effective immediately after the effective date of the event.

(b) For so long as Series H Preferred Stock is outstanding, if the Corporation issues shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, except for Excepted Issuances, for a consideration at a price per share, or having a conversion, exchange or exercise price per share less than the Conversion Price of the Series H Preferred Stock immediately in effect prior to such sale or issuance, then immediately prior to such sale or issuance the Conversion Price of the Series H Preferred Stock shall be reduced to such other lower price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security directly or indirectly into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Corporation for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $0.001 per share of Common Stock. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Certificate of Designation.

8

6. Rights Upon Distribution of Assets.

(a) If the Corporation shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Weighted Average Price determined as of the record date mentioned above, and of which the numerator shall be such Weighted Average Price on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

7. Notices. Upon any adjustment of the Conversion Price, then, and in each such case the Corporation shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder of Series H Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. In addition, in case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation; or

9

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series H Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least fifteen (15) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

8. Stock to be Reserved.

(a) From and after the Authorized Share Effective Date, the Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series H Preferred Stock as herein provided, such number of shares of Common Stock equal to one hundred percent (100%) of the amount of Common Stock as shall then be issuable upon the conversion of all outstanding shares or fractions of shares of Series H Preferred Stock and accrued PIK Dividend Shares. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Series H Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Corporation’s Articles of Incorporation.

(b) If the Corporation shall have insufficient shares of Series H Preferred Stock to satisfy accrued PIK Dividend Shares, it shall take all such action within its control as may be necessary on its part to designate additional shares of Series H Preferred Stock to satisfy such accrued PIK Dividend Shares.

9. Effect of Reacquisition of Shares Upon Redemption, Repurchase, Conversion or Otherwise. Shares of Series H Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series H Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of Preferred undesignated as to series, and may be redesignated as any series of Preferred Stock and reissued.

10

10. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series H Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Corporation shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series H Preferred Stock which is being converted.

11. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series H Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series H Preferred Stock in any manner which interferes with the timely conversion of such Series H Preferred Stock; provided, however, nothing herein shall be construed to prevent the Corporation from setting record dates for the holders of its securities.

12. Voting. The Holders of Series H Preferred Stock shall have the right to vote, on an as-if-converted-to-Common-Stock basis (subject to the limitations set forth below) and together with the holders of Common Stock as a single class, on any matter on which the holders of Common Stock are entitled to vote (including the election of directors);provided, however, that the foregoing voting rights shall be limited to that number of shares of Common Stock that would then be issuable to such Holder upon the conversion of all the shares of Series H Preferred Stock held by such Holder (after giving effect to the restrictions of Section 4(f)) on the record date for the determination of stockholders entitled to vote. The foregoing voting rights shall be in addition to any class voting rights provided by the NRS and this Certificate of Designation.

13. Certain Restrictions. In addition to any other vote of the Holders of Series H Preferred Stock required by law or by the Articles of Incorporation, without the prior consent of the Required Holders, given either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series H Preferred Stock shall vote (in person or by proxy) together as a class, the Corporation will not:

(a) authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Series H Preferred Stock (other than PIK Dividend Shares) or (ii) any other class or series of capital stock ranking senior to or on parity with the Series H Preferred Stock as to dividends or upon liquidation or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series H Preferred Stock or reclassify any shares of Common Stock or any other class or series of capital stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series H Preferred Stock;

(b) adopt a plan for the liquidation, dissolution or winding up of the affairs of the Corporation or any recapitalization plan (whether occurring by merger, consolidation or otherwise), file any petition seeking protection under any federal or state bankruptcy or insolvency law or make a general assignment for the benefit of creditors;

11

(c) amend, alter or repeal, whether by merger, consolidation or otherwise, the Articles of Incorporation or Bylaws of the Corporation or the Resolutions contained in this Certificate of Designation of the Series H Preferred Stock and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series H Preferred Stock, or which would increase or decrease the amount of authorized shares of the Series H Preferred Stock or of any other series of preferred stock ranking senior to the Series H Preferred Stock, with respect to the payment of dividends (whether or not such series of preferred stock is cumulative or noncumulative as to payment of dividends) or upon liquidation;

(d) directly or indirectly, declare or pay any dividend (other than dividends permitted or required pursuant to Section 2 and dividends payable in shares of Common Stock but only to the extent that such stock dividend results in an adjustment of the Conversion Price pursuant to Section 5 hereof) or directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any Subsidiary to redeem, purchase, repurchase or otherwise acquire (or make any payment to a sinking fund for such redemption, purchase, repurchase or other acquisition) any share of Common Stock, Option or Convertible Security or any other class or series of the Corporation’s capital stock (except for the shares of Series H Preferred Stock in accordance with Section 14 hereof or for shares of Common Stock repurchased from current of former employees, consultants, or directors upon termination of service in accordance with plans approved by the Board) whether in cash, securities or property or in obligations of the Corporation or any Subsidiary; or

(e) agree to do any of the foregoing.

14. Redemption Rights.

(a) Holders’ Optional Redemption. The Series H Preferred Stock shall not be redeemable prior to the Redemption Date, except as described in this Section 14. At any time on or after the Redemption Date, the holders of not less than a majority of the outstanding Series H Preferred Stock (the “Required Series H Holders”) shall have the right to elect to have, out of funds legally available therefor, all or any portion of the then outstanding shares of Series H Preferred Stock or accrued and unpaid PIK Dividends immediately redeemed by the Corporation for a price per share equal to the Stated Value for such share of Series H Preferred Stock (or any fractional amount thereof for any fractional share), plus all declared and unpaid dividends on such share, if any (the “Redemption Price”) by delivery of a written notice to the Corporation (the “Holders’ Redemption Notice”). Any such redemption shall occur not more than 30 days following receipt by the Corporation of the Holders’ Redemption Notice.

(b) Change in Control Redemption. If at any time after the date hereof there shall have been an announcement of a Change in Control (as defined below), the Corporation shall promptly (and in any event within 30 days of the announcement ) give written notice of the Change of Control to all holders of record of the shares of Series H Preferred Stock, which notice shall reference the holders’ redemption right pursuant to this Section 14(b) (a “Change in Control Notice”). Upon receipt of a Change in Control Notice, the Required Series H Holders shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of the then outstanding shares of Series H Preferred Stock immediately redeemed by the Corporation, for a price per share equal to the Redemption Price, payable in cash, common stock or a combination of cash or common stock, as elected by Holder by delivery of a written notice to the Corporation (the “Holders’ CIC Notice”). Any such redemption shall occur prior to the consummation of the Change in Control.

12

(c) Binding Effect on All Series H Preferred Shares. Upon receipt by the Corporation of either the Holders’ Redemption Notice or Holders’ CIC Notice, all holders of Series H Preferred Stock shall be deemed to have elected to have all of their shares of Series H Preferred Stock redeemed pursuant to this Section 14 and such election shall bind all holders of Series H Preferred Stock.

(d) Definition of Change in Control. For purposes of Section 14(b), a Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

i. The acquisition in one or more transactions, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the Corporation, an affiliate of the Corporation or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or an affiliate of the Corporation, any Series H Holder or any of their respective affiliates or associates (within the meaning of the Exchange Act), or any individual, entity or group holding of record or beneficially more than ten percent (10%) of the Common Shares as of May 5, 2025 or any of their respective affiliates or associates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of the Corporation’s voting securities in excess of 50% of the Corporation’s voting securities;

ii. The consummation of a reorganization, merger or consolidation involving the Corporation, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock and the Corporation’s voting securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the outstanding common stock and the Corporation’s voting securities immediately prior to such reorganization, merger or consolidation, as the case may be;

iii. The consummation of a sale or other disposition of all or substantially all the assets of the Corporation, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock and the Corporation’s voting securities immediately prior to such sale or disposition, following such sale or disposition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity purchasing such assets in substantially the same proportion as their ownership of the outstanding common stock and the Corporation’s voting securities immediately prior to such sale or disposition, as the case may be; or

iv. a complete liquidation or dissolution of the Corporation.

13

15. No Waiver. Except as otherwise modified or provided for herein, the Holders of Series H Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the NRS.

16. No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series H Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of the Series H Preferred Stock above the Conversion Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Series H Preferred Stock.

17. No Preemptive Rights. No Holder of any shares of Series H Preferred Stock shall have any preemptive right to subscribe to any issue of the same or other capital stock of the Corporation.

18. Amendment; Waiver. Any term of the Series H Preferred Stock may be amended or waived (including the adjustment provisions included in Section 5 hereof) upon the written consent of the Corporation and the Required Holders.

19. Action By Holders. Any action or consent to be taken or given by the holders of the Series H Preferred Stock may be given either at a meeting of the Holders of the Series H Preferred Stock called and held for such purpose or by written consent by the Required Holders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series H Preferred Stock of Know Labs, Inc. to be signed by its Chief Financial Officer on this 2nd day of June, 2025.

By:	/s/ Peter J. Conley
Name:	Peter J. Conley
Title:	Chief Financial Officer

14